Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

PUCO CLOSES DPL INVESTIGATION

DAYTON, Ohio, June 29, 2005 – The Public Utilities Commission of Ohio (PUCO) today announced that it has closed its review of The Dayton Power and Light Company (DP&L) and the separation of its regulated operations from its unregulated parent, DPL Inc. (NYSE: DPL).

“We are pleased with the PUCO’s order,” said Jim Mahoney, DPL President and Chief Executive Officer.  “We listened to the Commission’s concerns and spent a great deal of time and energy thoroughly responding to their information requests and developing the required protection plan.”

The order recognized the significant actions DPL has taken such as:

•                  Major management changes including a new chairman, chief executive officer and chief financial officer,

•                  The filing and implementation of a corporate separation plan that keeps the transactions of DP&L separate from its affiliates,

•                  The review and strengthening of internal financial controls,

•                  And the sale of the private equity financial asset portfolio.

“These combined actions reflect our commitment to doing what is right for all of our stakeholders including customers, shareholders, bond holders, employees and the communities we serve in West Central Ohio,” said Mr. Mahoney.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.